Exhibit 10.15

SUMMIT COMMUNITY BANK, INC.

AMENDED AND RESTATED DIRECTORS DEFERRAL PLAN

This AMENDED AND RESTATED DIRECTORS DEFERRAL PLAN (“Benefit Plan”) effective as of November 13, 2008, provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, is by and among Summit Community Bank, Inc. (successor in interest to Capital State Bank, Inc., Shenandoah Valley National Bank, Inc., and South Branch Valley National Bank), or any successor thereto (hereinafter referred to as “Bank”), the Trust Department of Summit Community Bank, Inc. (successor in interest to South Branch Valley National Bank), or any successor Trust Department (hereinafter refereed to as the “Trustee”), and participating members of the Board of Directors of Bank or any of its predecessors in interest (hereinafter referred to both individually and collectively as the “Director” or “Participant”).

WHEREAS, the parties have previously entered into one or more Directors Deferral Plans and Agreements, namely:

•	that certain Capital State Bank, Inc. (predecessor in interest to Summit Community Bank, Inc.) Directors Deferral Plan dated August 1, 2000;

•	that certain Shenandoah Valley National Bank, Inc. (predecessor in interest to Summit Community Bank, Inc.) Directors Deferral Plan dated September 15, 2000; and

•
that certain Directors Deferral Plan effective July 1, 1999 and those certain Directors Deferral Plan Agreements dated July 5, 1999 by and between the trust department of the South Branch Valley National Bank (predecessor in interest to Summit Community Bank, Inc.) and members of the Board of Directors of said South Branch Valley National Bank (predecessor in interest to Summit Community Bank, Inc.), and which Directors Deferral Plan Agreements follow from and replace those certain Deferred Compensation Plan for Directors Agreements dated June 17, 1994 (such one or more Directors Deferral Plans and Agreements are sometimes hereinafter referred to as the “Directors Deferral Plans and Agreements”);

WHEREAS, the parties have previously amended said Directors Deferral Plans and Agreements by an Amendment No. 1 effective December 30, 2005;

WHEREAS, said Directors Deferral Plans and Agreements need to be further amended to comply with provisions of Section 409A of the Internal Revenue Code, as amended, and regulations thereunder and the parties hereto intend this Amendment and Restatement to comply with Transition Relief promulgated by the Internal Revenue Service pursuant to Code Section 409A, and accordingly, notwithstanding any other provisions of this Amendment and Restatement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Director, by signing this Amendment and Restatement, shall be deemed to have elected the timing and distribution provisions of this Amendment and Restatement, and to have elected the form of distribution or distributions as set forth herein, all prior to December 31, 2008;

WHEREAS, the parties hereto desire to consolidate into one agreement the terms of the various Directors Deferral Plans and Agreements adopted by the predecessors in interest to Summit Community Bank, Inc., for clarity and ease of reference in the future; and

WHEREAS, said Directors Deferral Plans and Agreements permit amendments or modifications in writing and signed by the parties;

NOW THEREFORE WITNESSETH: in accordance with the foregoing and in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

By a vote of Bank’s Board of Directors on November 13, 2008, those certain Directors Deferral Plans and Agreements identified herein and adopted by the predecessors in interest to Summit Community Bank, Inc., are amended, restated, superseded and consolidated into one Benefit Plan, and shall hereafter be known as the SUMMIT COMMUNITY BANK, INC., DIRECTORS DEFERRAL PLAN, which is intended to allow eligible Directors the opportunity to participate in the Benefit Plan and defer all or a portion of their fees in accordance therewith.  All account balances of Directors accrued under the previous plans continue in full force and effect, but all rights and responsibilities of the parties hereto shall henceforth be governed by the terms of this Amended and Restated Agreement.

It is the intent of the Bank that this Benefit Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

I.           DIRECTOR’S SERVICES

So long as the Director shall continue to be a director of the Bank the Director shall devote best efforts to the performance of duties as a member of the Board of Directors and of any of its committees to which the Director is appointed.

II.           FEES

The fees covered under this Benefit Plan shall be any and all amounts paid to the Director for services as a Director, including but not limited to annual fees, meeting fees, and committee fees.  The fees covered under this Benefit Plan shall be credited to the Director in the manner and on the terms and conditions specified in Paragraph IV subject to the election requirement of Paragraph III.

III.           ELECTION OF DEFERRED COMPENSATION AND INVESTMENTS

The Director shall, for any calendar year, prior to the beginning of such calendar year, file a written statement with the Bank notifying it as to the percent (%) or dollar amount of fees as defined in Paragraph II and to be earned in that calendar year that is to be deferred, and any such election shall be irrevocable as of the last day of the prior calendar year with respect to the year to which the election relates.  An election may be changed or revoked respecting any subsequent calendar year, if so changed or revoked by written election delivered to the Bank prior to the beginning of such subsequent calendar year, which change or revocation shall also be irrevocable as of the last day of the prior calendar year with respect to the year to which the change or revocation relates.

Notwithstanding the above paragraph, in the case of the first year in which a Director becomes eligible to participate in the Benefit Plan (“Initial Eligibility”), such election may be made with respect to fees paid for services performed subsequent to the election within 30 days after the date the Director first becomes eligible to participate in the Benefit Plan (and if so made during such 30 day period such election shall be irrevocable, as of the last day of such 30 day period, as to such fees paid for services performed subsequent to the election and during the remainder of the same calendar year in which such election has been made).  A Director must meet all of the following requirements for Initial Eligibility:

(A)
A Director shall only be considered as meeting the requirements for Initial Eligibility hereunder, if, in any instance in which such Director is participating or has at any time participated in this Benefit Plan or any other plan or agreement which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Benefit Plan and with respect to which amounts deferred hereunder and under such other plan, agreement or plans are treated as deferred under a single plan (hereinafter sometimes referred to as the “Aggregated Plans”),

(i) he or she has been paid all amounts deferred under this Benefit Plan and he or she has been paid all amounts deferred under any and all such Aggregated Plans, if any, and

(ii) on and before the date of the last payment to such Director under this Benefit Plan and any and all of the Aggregated Plans, if any, as the case may be, such Director was not eligible to continue (or to elect to continue) to participate in the Benefit Plan or any of the Aggregated Plans, if any, for periods after such last payment (other than through an election of a different time and form of payment with respect to the amounts paid), or

(iii) such Director ceased being eligible to participate (other than in the accrual of earnings) in all of the following plans or agreements in which Director has participated: (1) this Benefit Plan and (2) any of the Aggregated Plans, if any, regardless of whether all amounts deferred under this Benefit Plan and any of the Aggregated Plans, if any in which Director has participated, as the case may be, have been paid, and such Director subsequently becomes eligible to participate in this Benefit Plan, and the Director has not been eligible to participate (other than in the accrual of earnings) in this Benefit Plan or any such Aggregated Plan at any time during the 24-month period ending on the date the Director subsequently becomes eligible to participate in this Benefit Plan.

(B)
Any election made after the thirty (30) day period specified in the preceding sentences and any election made within such period by a Director who does not meet the above requirements for Initial Eligibility shall not be effective until the calendar year following the date of said election.

Notwithstanding any of the foregoing, for deferrals relating all or in part to services performed on or before December 31, 2005, a written statement may be filed on or before March 15, 2005 with the Bank by the Director participating in the Benefit Plan, notifying the Bank as to the percent (%) or dollar amount of fees as defined in Paragraph II, relating all or in part to services performed after the date of said election and on or before December 31, 2005, that is to be deferred.

Signed written statements, including but not limited to, modifications or revocations, filed under this section, unless modified or revoked in writing, shall be valid for all succeeding years and a written modification or revocation shall only be effective as to deferral of fees beginning in the calendar year after the calendar year in which such written modification or revocation is delivered.

In addition, the Director may file with the Trustee quarterly investment options setting forth the percentage that should hypothetically be invested in each particular investment vehicle.  (A copy of said investment election form is attached hereto, marked as Exhibit “A-1” and fully incorporated herein by reference.)  Said amounts shall not actually be invested in said investments, and said investment options are merely for the purpose of calculating interest and returns on the Deferred Compensation Account as set forth in Paragraph V.  The Trustee shall not be under any duty to advise a participant or beneficiary with respect to any said hypothetical investment.  Said investment options must be received by the Trustee on or before the 25th day of the month prior to the beginning of the quarter to which such options relate.

IV.           RABBI TRUST AND CREDITS TO DEFERRED COMPENSATION ACCOUNT

The Bank shall establish one or more Rabbi Trusts for the Benefit Plan.  The Bank shall pay all deferral amounts to the Rabbi Trust or Rabbi Trusts.  The Trustee shall establish a bookkeeping account for the Director (hereinafter called the, “Directors Deferred Compensation Account”) which shall be credited on the dates such fees, as defined in Paragraph II, would otherwise have been paid with the percentage or dollar amount that the Director has notified the Bank in writing, pursuant to Paragraph III, that the Director elected to have deferred.

V.	INTEREST AND RETURNS ON THE DEFERRED COMPENSATION ACCOUNT

Once each calendar quarter, the Directors Deferred Compensation Account shall be credited with an amount that is in addition to the fees credited under Paragraph IV.  Such amount shall be determined by multiplying the balance of the Directors Deferred Compensation Account by a rate of interest equal to the total return for such quarter of the investments chosen by the Director pursuant to Paragraph III.  Such amount shall be credited as long as there is a balance in the Directors Deferred Compensation Account and shall be credited on the last day of each calendar quarter.

VI.           NATURE OF THE DEFERRED COMPENSATION ACCOUNT

The Directors Deferred Compensation Account shall be utilized solely as a device for the measurement and determination of the amount of deferred compensation to be paid to the Director at the times hereinafter specified.  The Directors Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind.  On the contrary, it is understood that all amounts credited to the Directors Deferred Compensation Account shall be for the sole purpose of bookkeeping and that the Director shall have no ownership rights of any nature with respect thereto.  The Director’s rights are limited to the rights to receive payments as hereinafter provided and the Director’s position with respect thereto is that of a general unsecured creditor of the Bank.

VII.           PAYMENT OF DIRECTOR’S DEFERRED COMPENSATION

Subject to Subparagraphs VII (A) and (B) hereinbelow, the amounts in the Directors Deferred Compensation Account shall be paid, at the election of the Director, in a lump sum, or five (5), ten (10), fifteen (15), or twenty (20) equal annual installments, plus or minus each year the annual interest gained or market value lost during the year, all provided that the Director has a Separation from Service other than by death after attaining the age of sixty-five years, which may sometimes be referred to in this Benefit Plan or in election or other forms related thereto as “retirement.”  The Director shall make said election no later than the date prior to the first date on which services are performed with respect to which any fees are deferred under this Benefit Plan.  In the event the Director fails to make said election by said date, then the Director shall be deemed to have elected, as of said date, to receive the payments in ten (10) equal annual installments.  Any such election or deemed election of form of distribution hereunder shall be irrevocable when made or deemed made and may not be revoked or changed at any time.  The amount payable would be the balance of the Director’s Deferred Compensation Account as defined in Section IV, including all interest and returns credited pursuant to Paragraph V.  The payments set forth herein shall commence thirty (30) days after the end of the calendar quarter following the Director’s Separation from Service.

Notwithstanding the foregoing, only during the period ending December 31, 2008, pursuant to Code Section 409A Transition Relief, Directors are permitted to file elections on or before December 31, 2008 changing any previous election of a lump sum, or five

(5), ten (10), fifteen (15), or twenty (20) equal annual installments, and any such Transition Relief election shall be irrevocable as of December 31, 2008, and any such Transition Relief election shall apply only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year.

Notwithstanding any other provisions of this Section VII or this Benefit Plan, in any instance in which the Director is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Benefit Plan and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans”), then in such instance the first election made (or deemed made) by such Director under any of the Aggregated Plans shall be deemed to be the Director’s election under this Benefit Plan, in accordance with the timing requirements specified herein.

(A)
Separation from Service of the Director other than by death and before attaining the age of sixty-five years.  Subject to Subparagraph VII (B) hereinbelow, if the Director Separates from Service other than by death and prior to attaining the age of sixty-five years, then the Director shall receive the account balance[2] in a lump sum thirty (30) days after the end of the calendar quarter following the Director’s Separation from Service.

(B)
Six month delay for payment upon Separation from Service other than by death of Director.  Notwithstanding any other provision of this Benefit Plan, no payment upon or based upon Separation from Service may be made under this Benefit Plan before the date that is six months after the date of Separation from Service, other than by death, of a Director if the Director is a Specified Employee on the Director’s date of Separation from Service.  In the event a distribution under this Benefit Plan is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed until six months after the date of Separation from Service as follows:  (i) if payments are scheduled under this Benefit Plan to be made in installments, all such installment payments which would have otherwise been paid within six (6) months after the date of a Separation from Service shall be delayed, aggregated, and paid instead on the first day of the seventh month after Separation from Service, after which all installment payments shall be made on their regular schedule; or (ii) if payment is scheduled under this Benefit Plan to be made in a lump sum, the lump payment shall be delayed until six months after the date of Separation from Service and instead be made on the first day of the seventh month after the date of Separation from Service.

2deferrals plus credited interest and returns

(C)
“Specified Employee” means, in the case of any Director meeting the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12 month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year (or otherwise meeting the requirements applicable to qualification as a “Specified Employee” under Code Section 409A and the regulations and guidance issued thereunder), that such Director shall, for purposes of this Benefit Plan, thereafter be a Specified Employee under this Benefit Plan for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.

(D)
 “Separation from Service” means the good faith, complete expiration and termination of Director’s service, as a member of the Board of Directors or otherwise, with all of those of Bank and its Affiliates, as the case may be, with respect to which the Director serves on the Board of Directors or otherwise, for any reason.  In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Benefit Plan in a manner consistent with the requirements of Code Section 409A including, but not limited to

(i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service,

(ii) in any instance in which such Director is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Benefit Plan and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans”), then in such instance the Director shall only be considered to meet the requirements of a Separation from Service hereunder if such Director meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Benefit Plan which would otherwise apply,

(iii) in any instance in which a Director is an employee and an independent contractor of Bank or any Affiliate or both the Director must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if a Director provides services both as an employee and a member of the Board of Directors of Bank or any Affiliate or both or any combination thereof, the services provided as an employee are not taken into account in determining whether the Director has had a Separation from Service as a Director under this Benefit Plan, provided that no plan in which such Director participates or has participated in his or her capacity as an employee is an Aggregated Plan.

VIII.	DEATH OF DIRECTOR PRIOR TO SEPARATION FROM SERVICE

In the event of the death of the Director prior to Separation from Service, the Director’s account balance shall be paid in a lump sum thirty (30) days after the end of the calendar quarter following the Director’s death and shall be made to a beneficiary or beneficiaries designated by the Director in writing and delivered to the Bank.  In the event no designation is made, the Director’s account balance shall be paid in a lump sum thirty (30) days after the end of the calendar quarter following the Director’s death to the Director’s estate.  The lump sum payment to be made under this Paragraph shall be the Director’s account balance3 as determined at the quarterly evaluation following the Director’s death.

IX.	DIRECTOR’S DEATH AFTER SEPARATION FROM SERVICE BUT BEFORE RECEIVING ALL PAYMENTS

In the event of the death of the Director after Separation from Service, but prior to receiving all payments due under this Benefit Plan, the Director’s account balance remaining at date of death shall be paid in a lump sum thirty (30) days after the end of the calendar quarter following the Director’s death and shall be made to a beneficiary or beneficiaries designated by the Director in writing and delivered to the Bank.  In the event no designation is made, the Director’s account balance shall be paid in a lump sum thirty (30) days after the end of the calendar quarter following the Director’s death to the Director’s estate. The lump sum payment to be made under this Paragraph shall be the Director’s account balance4 as determined at the quarterly evaluation following the Director’s death.

X.           FUNDING

The Bank’s obligation under this Benefit Plan shall be an unfunded and unsecured promise to pay.  The Bank shall not be obligated under any circumstances to fund its obligations, the Bank may, however, at its sole and exclusive option, elect to fund this Benefit Plan in whole or in part.

Should the Bank elect to fund this Benefit Plan informally, in whole or in part, the manner of such informal funding, and the continuance or discontinuance of such informal funding shall be the sole and exclusive decision of the Bank.

Should the Bank determine to informally fund this Benefit Plan, in whole or in part, through the medium of life insurance or annuities, or both, the Bank shall be the owner and beneficiary of the policy.  The Bank reserves the absolute right to terminate such life insurance or annuities, as well as any other funding at any time, either in whole or in part.

3 deferrals plus credited interest and returns

4 deferrals plus credited interest and returns

Any such life insurance or annuity policy purchased by the Bank shall not in any way be considered to be security for the performance of the obligations for this Benefit Plan.  It shall be, and remain, a general, unpledged, unrestricted asset of the Bank and the Director shall have no interest in such policy whatsoever.

XI.           EFFECT ON OTHER BANK BENEFIT PLANS

Nothing contained in this Benefit Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group bonus or their supplemental compensation or fringe benefit plans constituting a part of the Bank’s existing or future compensation structure.

XII.           ASSIGNMENT OR PLEDGE

The Directors Deferred Compensation Account and any payment payable at any time to this Benefit Plan shall not be assignable or subject to pledge or hypothecation nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise except to the extent as provided by law.

XIII.        CONTINUATION AS DIRECTOR

Neither this Benefit Plan nor the payments of any benefits thereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank.

XIV.        NAMED FIDUCIARY

The Named Fiduciary for this Benefit Plan for purposes of claim procedures under this Benefit Plan is Russ Ratliff, or any other successor Trust Officer at South Branch Valley Bank.  The business address and telephone number of the Named Fiduciary under this Benefit Plan is as follows:

Name	Russ Ratliff, Trust Officer
Bank	South Branch Valley National Bank
Main Street	310 North Main Street
City, State	Moorefield, West Virginia
Phone Number	(304) 538-2353

The Named Fiduciary under this Benefit Plan may be changed at any time with the written consent of the Director.

XV.           CLAIMS PROCEDURE AND ARBITRATION

Any person claiming a benefit under the Benefit Plan (a “Claimant”) shall present the claim, in writing, to the Bank or the Plan Fiduciary and Administrator and the Bank or the Plan Fiduciary and Administrator shall respond in writing.  If the claim is denied in whole or in part, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(a)           The specific reason or reasons for denial, with specific references to the Benefit Plan provisions on which the denial is based;

(b)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(c)
An explanation of the Benefit Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the Bank or the Plan Fiduciary and Administrator’s receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished by the Bank or the Plan Fiduciary and Administrator to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.  Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Bank or the Plan Fiduciary and Administrator expects to render a decision on the claim.  Any claim not granted or denied within the period noted above shall be deemed to have been denied on the last day of the applicable period. In the case of any extension hereunder, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant shall be afforded at least 45 days within which to provide the specified information.

Any Claimant whose claim is denied in whole or in part, or deemed to be denied under the preceding sentences, (or such Claimant’s authorized representative,) may, within sixty (60) days after the Claimant’s receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Bank or the Plan Fiduciary and Administrator.  Upon such a request for review, the claim shall be fully and fairly reviewed by the Bank or the Plan Fiduciary and Administrator (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing.  In connection with the review, the Claimant may have representation, may, upon request and free of charge, be provided reasonable access to and copies of pertinent documents, records, and information, and may submit documents, records, issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the Bank or the Plan Fiduciary and Administrator’s receipt of the request for review.  If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Bank or the Plan Fiduciary and Administrator prior to the end of the sixty (60) day period, and the time limit for the decision on review shall be extended to one hundred twenty (120) days.  The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Benefit Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above.  If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review.

All decisions on review shall be final and binding with respect to all concerned parties, provided, however, that if the Claimant continues to dispute the benefit denial based upon completed performance of this Benefit Plan or the meaning and effect of the terms and conditions thereof, then the Claimant may submit the dispute to a Board of Arbitration for final arbitration.  Said Board shall consist of one member selected by the Claimant, one member selected by the Bank, one member selected by the first two members.  The Board shall operate under any generally recognized set of arbitration rules.  The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

All actions permitted in this Section XV to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized to act in such matters on the Claimant’s behalf.  The Bank or the Plan Fiduciary and Administrator may require such evidence of the authority to act of any such representative as it may reasonably deem necessary or advisable.

XVI.         MISCELLANEOUS

A.           Amendment or Revocation:

It is understood that this Benefit Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Participant, the Bank, and the Trustee, provided that (i) no such amendment shall be effective if it would, if effective, cause this Benefit Plan to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of subparagraph (i) above are irrevocable.

In the event this Benefit Plan is terminated, such termination shall not cause acceleration of a distribution of benefits, except under limited circumstances as permitted under Code Section 409A and the regulations and guidance issued thereunder (e.g., 30 days before or 12 months after a Change of Control event, upon termination of all arrangements of the same type, or upon corporate dissolution or bankruptcy, but only to the extent permitted under said Code Section 409A and regulations thereunder).

B.           Gender:

Whenever in this Benefit Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

C.           Effect on Other Bank Benefit Plans:

Nothing contained in this Benefit Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

D.           Headings:

Headings and subheadings in this Benefit Plan are inserted for reference and convenience only and shall not be deemed a part of this Benefit Plan.

E.           Partial Invalidity:

If any term, provision, covenant, or condition of this Benefit Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and this Benefit Plan shall remain in full force and effect notwithstanding such partial invalidity.

F.	Counterparts:

This Amended and Restated Directors Deferral Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute only one agreement.

BANK

/s/ Teresa D. Ely_____________________	/s/ H. Charles Maddy, III__________
Witness	Title: Co-Chairman_____________

TRUSTEE

/s/ Teresa D. Ely_____________________	/s/ Russell F. Ratliff, Jr._____________
Witness	Title: _Trust Officer____________

/s/ Teresa D. Ely_____________________	/s/ John W. Crites_______________
Witness	Director

/s/ Teresa D. Ely_____________________	/s/ Gary L. Hinkle_______________
Witness	Director

/s/ Teresa D. Ely_____________________	/s/ Oscar M. Bean_______________
Witness	Director

/s/ Teresa D. Ely_____________________	/s/ Thomas J. Hawse, III ________
Witness	Director

/s/ Teresa D. Ely_____________________	Russell F. Ratliff, Jr. ____________
Witness	Director

/s/ Teresa D. Ely_____________________	Scott Bridgeforth _______________
Witness	Director

/s/ Teresa D. Ely_____________________	Dave VanMeter_________________
Witness	Director